AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                          BODDIE-NOELL PROPERTIES, INC.


                                    ARTICLE I

                                  INCORPORATOR

                  THE UNDERSIGNED, Jeffrey D. Miller, whose mailing address is 2800 Two Hannover Square, Raleigh, North Carolina 27601, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.

                                   ARTICLE II

                                      NAME

                  The name of the corporation (the "Corporation") is Boddie-Noell Properties, Inc.

                                   ARTICLE III

                  PRINCIPAL OFFICE, REGISTERED OFFICE AND AGENT

                  The address of the Corporation's principal office is 3710 One First Union Center, Charlotte, North Carolina 28202. The address of the Corporation's principal office and registered office in the State of Maryland is 32 South Street, Baltimore, Maryland 21202. The name of its registered agent at that office is The Corporation Trust, Incorporated.

                                   ARTICLE IV

                                    PURPOSES

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland Corporations and Associations Article as now or hereafter in force.

                                    ARTICLE V

                                  CAPITAL STOCK

         5.1. Shares and Par Value. The total number of shares of stock of all classes which the Corporation has authority to issue is 110,000,000 shares of capital stock (par value $.01 per share), amounting in aggregate par value to $1,100,000, of which 10,000,000 shares are classified as Preferred Stock (par value $.01 per share) and 100,000,000 shares are classified as Common Stock (par value $.01 per share).

         5.2. Common Stock. The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation (See also Article Sixth hereof):

                  (a) Except as otherwise provided in these Articles of Incorporation, each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class or series of Preferred Stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

                  (b) Subject to the provisions of law and any preferences of any class or series of Preferred Stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable out of assets of the Corporation legally available therefor.

                  (c) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock then outstanding shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of Preferred Stock hereafter classified or reclassified shall be entitled, to share ratably in the remaining net assets of the Corporation.

         5.3. Preferred Stock. The Board of Directors may classify and reclassify any unissued shares of Preferred Stock by setting or changing in any one or more respects, from time to time before issuance of such shares, the preferences, conversion or other rights, voting powers, restrictions (including restrictions on transfers of shares), limitations as to dividends, qualifications or terms or conditions of redemption of such shares of Preferred Stock. Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of Preferred Stock shall include, without limitation, subject to the provisions of these Articles of Incorporation, authority to determine, fix, or alter one or more of the following:

                  (a) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

                  (b) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

                  (c) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

                  (d) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

                  (e) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

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                  (f) The rights of the holders of shares of such class or
series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

                  (g) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this sub-paragraph, and, if so, the terms and conditions thereof.

                  (h) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and these Articles of Incorporation.

         5.4. Preemptive Rights. No holder of shares of capital stock of the Corporation shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares of Common Stock or any class of capital stock of the Corporation that the Corporation may issue or sell.

                                   ARTICLE VI

                                 REIT PROVISIONS

         6.1. Definitions. The following terms shall have the following meanings:

                  (a) "Acquire" shall mean the acquisition of Beneficial Ownership of shares of capital stock of the Corporation by any means including, without limitation, acquisition pursuant to the exercise of any option, warrant, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner, as defined below.

                  (b) "Beneficial Ownership" shall mean ownership of capital stock of the Corporation by a Person who would be treated as an owner of such shares of capital stock either directly or indirectly under Section 542(a)(2) of the Code, taking into account, for this purpose, constructive ownership determined under Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (except where expressly provided otherwise). The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

                  (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (d) "Merger" shall mean the merger of Boddie-Noell Properties, Inc., a Delaware corporation, into the Corporation.

                  (e) "Ownership Limit" shall mean 9.8% of the outstanding capital stock of the Corporation.

                  (f) "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter that participates in

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

a public offering of the Common Stock for a period of 90 days following the purchase by such underwriter of the Common Stock.

                  (g) "REIT" shall mean a Real Estate Investment Trust under
Section 856 of the Code.

                  (h) "Redemption Price" shall mean the lower of (i) the price paid by the transferee from whom shares are being redeemed and (ii) the average of the last reported sales prices on the American Stock Exchange of the class of capital stock to be redeemed on the ten trading days immediately preceding the date fixed for redemption by the Board of Directors, or if such capital stock is not then traded on the American Stock Exchange, the average of the last reported sales prices of such capital stock on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which such capital stock may be traded, or if such capital stock is not then traded over any exchange or quotation system, then the price determined in good faith by the Board of Directors of the Corporation as the fair market value of shares of such capital stock on the relevant date.

                  (i) "Restriction Termination Date" shall mean the first day after the date of the Merger on which the Board of Directors and the shareholders of the Corporation determine pursuant to Section 6.10 of these Articles of Incorporation that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                  (j) "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of capital stock or the right to vote or receive dividends on capital stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of capital stock or the right to vote or receive dividends on capital stock or (ii) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for capital stock, or the right to vote or receive dividends on capital stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

         6.2.     Restrictions.

                  (a) Except as provided in Section 6.8, during the period commencing on the date of the Merger and prior to the Restriction Termination
Date: (i) no Person shall Acquire any shares of capital stock if, as a result of such acquisition, such Person shall Beneficially Own shares of capital stock in excess of the Ownership Limit; (ii) no Person shall Acquire any shares of capital stock if, as a result of such acquisition, the capital stock would be directly or indirectly owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code); and (iii) no Person shall Acquire any shares if, as a result of such acquisition, the Corporation would be "closely held" within the meaning of Section 856(h) of the Code.

                  (b) Any Transfer that would result in a violation of the restrictions in Section 6.2(a) shall be void ab initio as to the Transfer of such shares of capital stock that would cause the violation of the applicable restriction in Section 6.2(a), and the intended transferee shall acquire no rights in such shares of capital stock.

         6.3.     Remedies for Breach.

                  (a) If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer has taken place that falls within the scope of Section 6.2(b) or that a Person intends to Acquire Beneficial Ownership of any shares of the Corporation that will result in violation of Section 6.2(a) or Section 6.2(b) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

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

                  (b) Without limitation to Section 6.2(b) and 6.3(a), any purported transferee of shares acquired in violation of Section 6.2 shall, if it shall be deemed to have received any shares, be deemed to have acted as agent on behalf of the Corporation in acquiring such of the shares as result in a violation of Section 6.2 and shall be deemed to hold such shares in trust on behalf and for the benefit of the Corporation. The transferee shall have no right to receive dividends or other distributions with respect to such shares, and shall have no right to vote such shares. Such transferee shall have no claim, cause of action, or any other recourse whatsoever against a transferor of shares acquired in violation of Section 6.2. The transferee's sole right with respect to such shares shall be to receive at the Corporation's sole and absolute discretion, either (i) consideration for such shares upon the resale of the shares as directed by the Corporation pursuant to Section 6.3(c) or (ii) the Redemption Price pursuant to Section 6.3(c).

                  (c) The Board of Directors shall, within six months after receiving notice of a Transfer that violates Section 6.2(a), either (in its sole and absolute discretion) (i) direct the transferee of such shares to sell all shares held in trust for the Corporation pursuant to Section 6.3(b) for cash in such manner as the Board of Directors directs or (ii) to the extent permissible under Maryland law, redeem such shares for the Redemption Price within such six-month period on such date as the Board of Directors may determine. If the Board of Directors directs the transferee to sell the shares, the transferee shall receive such proceeds as trustee for the Corporation and pay the Corporation out of the proceeds of such sale all expenses incurred by the Corporation in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by the transferee for the shares, and the transferee shall be entitled to retain only any proceeds in excess of such amounts required to be paid to the Corporation.

         6.4. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire shares in violation of Section 6.2 shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted or intended Transfer on the Corporation's status as a REIT.

         6.5. Owners Required to Provide Information. From the date of the Merger and prior to the Restriction Termination Date:

                  (a) every shareholder of record of more than 5% (or such lower percentage as required by the Code or regulations promulgated thereunder) of the outstanding capital stock of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such record shareholder, the number of shares Beneficially Owned by it, and a description of how such shares are held; provided that a shareholder of record who holds outstanding capital stock of the Corporation as nominee for another person, which other person is required to include in gross income the dividends received on such capital stock (an "Actual Owner"), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of such Actual Owner with respect to which the shareholder of record is nominee.

                  (b) every Actual Owner of more than 5% (or such lower percentage as required by the Code or regulations promulgated thereunder) of the outstanding capital stock of the Corporation who is not a shareholder of record of the Corporation, shall within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such Actual Owner, the number of shares Beneficially Owned, and a description of how such shares are held.

                  (c) each Person who is a Beneficial Owner of capital stock and each Person (including a shareholder of record) who is holding capital stock for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

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

         6.6. Remedies Not Limited. Subject to Section 6.12 of this Article VI, nothing contained in this Article VI shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation's status as a REIT.

         6.7. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in
Section 6.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it.

         6.8. Exception. The Board of Directors may, upon receipt of either a certified copy of a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Board of Directors, but shall in no case be required to, exempt a Person (the "Exempted Holder") from the Ownership Limit if the ruling or opinion concludes that no Person who is an individual as defined in
Section 542(a)(2) of the Code will, as the result of the ownership of shares by the Exempted Holder, be considered to have Beneficial Ownership of an amount of capital stock that will violate the Ownership Limit.

         6.9. Legend. Each certificate for capital stock of the Corporation shall bear a legend referring to the restrictions set forth in this Article VI.

         6.10. Termination of REIT Status. The Corporation shall take no action to terminate the Corporation's status as a REIT or to amend the provisions of this Article VI until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend this Article VI, as the case may be, (ii) the Board of Directors presents the resolution at an annual or special meeting of the shareholders and (iii) such resolution is approved by holders of two-thirds of the issued and outstanding shares of the capital stock entitled to vote thereon voting together as a single class.

         6.11. Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         6.12. AMEX Settlement. Nothing in this Article VI shall preclude settlement of any transaction entered into through the facilities of the American Stock Exchange.

                                   ARTICLE VII

                               BOARD OF DIRECTORS

         7.1. Function. The business and affairs of the Corporation shall be managed by, or under the direction of, its Board of Directors. The Board of Directors shall consist at all times of a majority of Independent Directors, provided that upon a failure to comply with this requirement because of the resignation, removal or death of an Independent Director, such requirement shall not be applicable for a period of 60 days or such longer period as may reasonably be needed to fill the vacancy with an Independent Director. An "Independent Director" shall be a director who is not (i) an employee or officer of the Corporation or a subsidiary or division thereof, (ii) a spouse, parent or child of, or a relative living in the same household as, a principal executive officer of the Corporation, or (iii) an individual member of an organization acting as an advisor, consultant, legal counsel or acting in a similar capacity that receives compensation on a continuing basis from the Corporation in addition to director's fees.

         7.2. Number. The number of directors that will constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws but shall in no event be less than three nor more than fifteen. The current number of directors is five, and the names of the directors who will serve until

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the next annual meeting and until their successors are elected and qualify are:
B. Mayo Boddie, Nicholas B. Boddie, Donald R. Pesta, Jr., William H. Stanley and Richard A. Urquhart, Jr.

         7.3. Vacancies. The shareholders may elect a successor to fill a vacancy on the Board of Directors that results from the removal of a director. Newly created directorships resulting from any increase in the number of directors may be filled by a majority of the Board of Directors, or as otherwise provided in the Bylaws, and any vacancies on the Board of Directors resulting from any cause other than an increase in the number of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or as otherwise provided in the Bylaws.

         7.4. Removal. Any director may be removed from office only for cause and only by the affirmative vote of the holders of two-thirds of the shares of capital stock of the Corporation outstanding and entitled to vote in the election of directors voting together as a group. For purposes of this Section 7.4, "cause" shall mean the wilful and continuous failure of a director to substantially perform such director's duties for the Corporation (other than any such failure resulting from temporary incapacity due to physical or mental illness) or the wilful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

         7.5. Powers. The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of these Articles of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the Maryland Corporations and Associations Article as now or hereafter in force.

                                  ARTICLE VIII

                                    LIABILITY

                  The liability of the directors and officers of the Corporation to the Corporation and its shareholders for money damages is hereby limited to the fullest extent permitted by Section 5-349 of the Courts and Judicial Proceedings Article of the Annotated Code of Maryland (or its successor) as such provisions may be amended from time to time. No amendment of these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission that occurred prior to such amendment or repeal.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  The Corporation shall indemnify directors, officers, agents and employees as follows: (a) the Corporation shall indemnify its directors and officers, whether serving the Corporation, any predecessor of the Corporation, or at the Corporation's request any other entity, to the full extent required or permitted by the Maryland Corporations and Associations Article now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (b) the Corporation shall indemnify other employees and agents, whether serving the Corporation, any predecessor of the Corporation, or at the Corporation's request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled and shall continue as to a person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the heirs, executors and administrators of such a person. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be

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permitted by law. No amendment of these Articles of Incorporation of the
Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                                    ARTICLE X

                               VOTING REQUIREMENTS

                  Notwithstanding any provision of the General Laws of the State of Maryland requiring action to be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of the shares of capital stock of the Corporation outstanding and entitled to vote thereupon, such action shall, except as otherwise provided in these Articles of Incorporation, be valid and effective if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares of capital stock of the Corporation outstanding and entitled to vote thereupon voting together as a single class.

                                   ARTICLE XI

                                    AMENDMENT

                  The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in any manner permitted by Maryland law, including any amendment changing the terms or contract rights, as expressly set forth in its Charter, of any of its outstanding stock by classification, reclassification or otherwise, upon the vote of the holders of a majority of the shares of capital stock of the Corporation outstanding and entitled to vote thereon voting together as a single class; provided that any amendment to Article VI, Section 7.4 of Article VII or to this Article XI must be adopted by the vote of the holders of two-thirds of the shares of capital stock of the Corporation outstanding and entitled to vote thereon voting together as a single class. All rights conferred upon shareholders herein are subject to this reservation.




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                          BODDIE-NOELL PROPERTIES, INC.



                             ARTICLES SUPPLEMENTARY

                                       for

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                      (Pursuant to Sections 2-105(a)(9) and

                                 2-208(a) of the

                        Maryland General Corporation Law)


                  BODDIE-NOELL PROPERTIES, INC., a corporation organized and existing under the Maryland General Corporation Law (hereinafter called the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Under a power contained in Section 5.3 of the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation as required by Section 2-208 of the Maryland General Corporation Law at a meeting duly called and held on March 17, 1999 classified and designated 1,000,000 shares (the "Shares") of Preferred Stock (as defined in the Charter) as shares of Series A Junior Participating Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as follows, which upon any restatement of the Charter shall be made part of Article V of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

                  Series A Junior Participating Preferred Stock

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

                  Section 2.        Dividends and Distributions.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if authorized by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), authorized on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Board of Directors or the Corporation shall at any time authorize, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                  Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein, in any other articles supplementary creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (C) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  Section 4.        Certain Restrictions.

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                  (A) Whenever quarterly dividends or other dividends or
     distributions payable on the Series A Preferred Stock as provided in
     Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not authorized or declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Board and the Corporation shall not:

                  (i) authorize, declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                  (ii) authorize, declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                  (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph
     (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.


                  Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and

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restrictions on issuance set forth herein, in the Charter, or in any other articles supplementary creating a series of Preferred Stock or any similar stock or as otherwise required by law.

                  Section 6.        Liquidation, Dissolution or Winding Up.
Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not authorized or declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Board of Directors or the Corporation shall at any time authorize, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause
(1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Board of Directors or the Corporation shall at any time authorize, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be

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adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

                  Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of the Corporation's Preferred Stock.

                  Section 10. Amendment. The Charter shall not be amended in any manner which would materially alter or change the preferences, voting powers or other rights or restrictions of the Series A Preferred Stock, as set forth herein, so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

                  SECOND: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

                  THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

                  FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.










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